Exhibit 99.1

Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investors:	Media:	RAI 2005-13
	Ken Whitehurst	Seth Moskowitz
	(336) 741-0951	(336) 741-7698

Reynolds American Inc. Announces Pricing of RJR’s $500 Million Debt Offering

Winston-Salem, N.C. – June 22, 2005 – Reynolds American Inc. (NYSE: RAI) today announced the pricing of $300 million of 6.50% Secured Notes due 2010 (the 2010 Notes) and $200 million of 7.30% Secured Notes due 2015 (the 2015 Notes) offered by its direct, wholly owned subsidiary, R.J. Reynolds Tobacco Holdings, Inc. (RJR), in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the Securities Act), and to persons outside the United States under Regulation S under the Securities Act.

RJR intends to use the proceeds from the private offering of the 2010 Notes and the 2015 Notes: 1) to purchase its 7 3/4% Notes due May 2006 (the 2006 Notes) that are validly tendered and accepted for payment pursuant to the Offer to Purchase and Consent Solicitation Statement and related materials concerning the cash tender offer that RJR commenced on June 21, 2005; and 2) to pay at maturity any 2006 Notes that are not tendered, or, at RJR’s discretion, to redeem the 2006 Notes.

This press release does not and will not constitute an offer to sell or a solicitation of an offer to buy any of the 2010 Notes or the 2015 Notes, nor shall there be any sale of the 2010 Notes or the 2015 Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The Notes will not be registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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Cautionary Information Regarding Forward-Looking Statements

Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding RAI’s future performance and financial results inherently are subject to a variety of risks and uncertainties, described in the forward-looking statements. These risks and uncertainties include: the substantial and increasing regulation and taxation of the cigarette industry; various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of cigarettes that are pending or may be instituted against RAI or its subsidiaries; the substantial payment obligations and limitations on the advertising and marketing of cigarettes under various litigation settlement agreements; the continuing decline in volume in the domestic cigarette industry; competition from other cigarette manufacturers, including increased promotional activities and the growth of deep-discount brands; the success or failure of new product innovations and acquisitions; the responsiveness of both the trade and consumers to new products and marketing and promotional programs; the ability to realize the benefits and synergies arising from the combination of RJR Tobacco and the U.S. cigarette and tobacco business of B&W; any potential costs or savings associated with realigning the cost structure of RAI and its subsidiaries; the ability to achieve efficiencies in manufacturing and distribution operations without negatively affecting sales; the cost of tobacco leaf and other raw materials and other commodities used in products; the effect of market conditions on the performance of pension assets, foreign currency exchange rate risk, interest rate risk and the return on corporate cash; the rating of RJR’s securities; any adverse impacts from the transition of the packaging operations formerly conducted by RJR Packaging, LLC, an indirect wholly owned subsidiary of RJR, to the buyers of RJR Packaging, LLC’s businesses; and the potential existence of significant deficiencies or material weaknesses in internal controls over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002. Due to these uncertainties and risks, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Reynolds American Inc. is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the United States, including five of the nation’s 10 best-selling brands: Camel, Winston, Kool, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products, and markets them both nationally and internationally. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available on the company’s Web site, www.ReynoldsAmerican.com.

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